Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Investor Relations Telephone: 712.732.4117

META FINANCIAL GROUP, INC. REPORTS THE COMPLETION
OF THE STOCK PURCHASE BY ESOP

Storm Lake, Iowa – (April 19, 2005) Meta Financial Group, Inc. (NASDAQNM:CASH) today reported that the Trustee of the Company’s Employee Stock Ownership Plan (ESOP) had completed the purchase of 40,000 shares of the Company’s common stock. This purchase, which was announced on August 24, 2004, was completed on April 18, 2005 at a total cost of $896,600, or $22.41 per share.

At March 31, 2005, assets of Meta Financial Group totaled $795.8 million. Shareholders’ equity totaled $44.9 million, or $17.98 per common share outstanding. Meta Financial Group is the holding company for MetaBank and MetaBank West Central.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank and MetaBank West Central. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

This release contains forward-looking statements which reflect management’s expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company’s forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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